UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SLM Corporation

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SUPPLEMENT TO PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JUNE 21, 2018

SLM Corporation (the “Company”) is providing the additional information below in connection with Proposal 2 – Advisory Vote on Executive Compensation – to be voted upon at the Company’s 2018 Annual Meeting of Stockholders on Thursday, June 21, 2018, 11:00 a.m., Eastern Daylight Time.

Annual Incentive Plan Goal Setting

Each year, management develops a rigorous business plan that reflects the Company’s strategy for achieving operating and financial results which will continue to enhance franchise value while prudently growing our business. The business plan is the source of the performance goals approved by the Nominations, Governance and Compensation Committee (the “NGC Committee”) for purposes of our annual incentive plan, the Management Incentive Plan (“MIP”). These performance goals are rigorously analyzed and subject to considerable review by the NGC Committee, with the advice of our independent compensation consultant.

The current SLM Corporation was created in April 2014, when “old” Sallie Mae was separated into present-day SLM Corporation (a stand-alone consumer banking business operating under the Sallie Mae brand) and Navient Corporation (which was created and spun off to hold “old” Sallie Mae’s education loan management, servicing and asset recovery businesses) (the “Spin-Off”). Since that time, we have been able to enhance franchise value by growing assets and earnings, maintaining conservative credit standards and providing excellent customer service. As a financial institution, when designing our MIP, our targets are designed to balance asset growth, credit quality, operating efficiency, risk management and customer satisfaction, by utilizing a mix of financial metrics (core earnings per share and operating expenses), customer growth metrics (private credit loan originations and customer experience) and credit quality metrics (weighted average origination FICO and gross private education loan defaults as a percentage of average loan balances in repayment).

In selecting objective performance metrics and establishing challenging target, threshold and maximum levels of required performance, the NGC Committee considered the upcoming year’s budget and outlook in light of the unique dynamics of the consumer-banking sector at that point in time. Rather than only examining and relying upon the prior year’s targets and actual results – which may not reflect the current year’s changes to our strategic and business plan – and challenges affecting our industry, the NGC Committee’s goal setting considers particular market trends that are likely to impact our business based on current activity, as well as our Company’s projected growth and other factors specific to our business.

Rigorous Credit Standards – FICO and Gross Loan Defaults

Since the inception of our Smart Option private education loan in 2009, we have focused on maintaining rigorous and consistent credit standards. Under our business plan and when assessing our MIP targets, we use an average FICO of 745 to ensure that credit parameters are not loosened in a way that will reduce portfolio quality in an attempt to meet our other MIP targets such as annual originations or earnings per share targets. We are confident in the return characteristics of loans at this level and increasing the target FICO score requirements for originations in our portfolio at this time is not conducive to improving business results or increasing shareholder return. The FICO MIP goal is not a MIP target that is expected to increase year-over-year, but rather to remain relatively constant to ensure the consistency of our underwriting standards.

Because of our conservative underwriting practices and our robust servicing efforts, we continue to experience positive credit trends. Our MIP target for gross defaults, or charge-offs, increased to 1.15 percent in 2017 from 1.10 percent in 2016 to account for the seasoning of our loan portfolio. Like many consumer loan products, defaults on our private education loans are higher in the first few years of full principal and interest repayment status compared to the later years. (Borrowers typically enter full principal and interest repayment status after they separate from school and their grace period ends.) Loans in full principal and interest repayment status at the end of 2017 were $7.1 billion, or 41 percent of our portfolio, as compared to $5.1 billion, or 36 percent of our portfolio, at the end of 2016. The additional $2 billion of loans in full principal and interest repayment status was the primary driver of the increase from 2016 to 2017 in our MIP gross default target. This was consistent with our business plan and the seasoning of our portfolio. Our experience indicates that approximately 50 percent of expected losses on private education loans occurs in the first two years after a loan enters full principal and interest repayment. Therefore, changes in our allowance for loan losses will be driven in large measure by the amount and age of our private education loans in full principal and interest repayment. As a larger proportion of our private education loan portfolio enters full principal and interest repayment in the coming years, we would expect the amount of our allowance for loan losses and charge-offs to increase.

Operating Expenses

Our operating expense MIP target for 2017 was consistent with our business plan, which called for an ambitious 28 percent growth in core earnings per share (which we succeeded in exceeding, as described below). Operating expenses continue to increase each year, due primarily to the significant growth in our loan portfolio and our number of customers, as well as the percentage of loans in full principal and interest repayment. Servicing costs for a loan become higher once a borrower enters full principal and interest repayment. The growth in our portfolio, customer base, and the loans in full principal and interest repayment drove the majority of our operating expense growth from 2016 to 2017.

In 2017, our business plan included product expansion for the first time since the Spin-Off. This decision was made to enhance franchise value by providing additional products to our existing customers, while reducing the risk of being a monoline lender. By design, we increased our operating expense target in contemplation of the development of six new graduate school loan products and our own personal loan product in 2017. We developed our infrastructure in 2017 so that in early 2018 we could have the capability to originate and service unsecured personal loans to be used for non-educational purposes. As a result of our personal loan growth strategy, we also experienced an increase in non-interest expense in 2017 attributable to increased technology costs.

Despite the rise in operating expenses because of our significant asset growth and loans entering full repayment and our expansion into other lines of business, our operating efficiency ratio improved to 38.4 percent in 2017, from 40.1 percent in 2016, absent the impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and uncertain tax positions. We believe an improving efficiency ratio is a good indicator of management’s focus on prudently growing the franchise while maintaining credit quality and managing operating expenses.

Performance Stock Units

After the Spin-Off, we began granting performance stock units (“PSUs”) as part of our long-term incentive (“LTI”) program, and have year over year prudently increased the relative proportion of PSUs over time-vesting RSUs from 0 percent in 2014 to 20 percent in 2017. To further align pay with performance, the NGC Committee has raised the mix of PSUs to 25 percent for the LTI program effective with our current 2018 performance period, illustrating the NGC Committee’s continuing commitment to reviewing, refining and aligning our executive compensation with performance.

The NGC Committee recognizes that shareholders may be focused on increasing the proportion of PSUs granted as part of the LTI program, and the NGC Committee remains committed to reviewing the mix of LTI compensation each year.

Base Salary

Our CEO’s base salary was not increased in 2016. Given the Company’s strong and consistent performance, highlights of which are noted below, the NGC Committee determined that an increase in his base salary was warranted in 2017. In addition, the NGC Committee determined that the base salary for the CEO was below the 25th percentile of our financial services compensation peer group and, in partnership with our NGC Committee’s independent compensation consultant, the NGC Committee determined that a base salary increase was warranted. It is notable that the CEO’s base salary is still below the peer group median.

Since the Spin-Off, we have acted as an important steward of our capital, diversifying our consumer banking products. In 2017, we:

•	Grew our core earnings per share by 35 percent, excluding the impact of the Tax Act;

•	Grew our loan portfolio by 22 percent;

•	Increased our net interest margin to 5.93 percent in 2017, up from 5.68 percent in 2016, which ranks high among our peers and contributed to our net interest income growth of 27 percent in 2017, as compared to 2016;

•	Increased our return on common equity to 16.3 percent in 2017, excluding the impact of the Tax Act, from 14.1 percent in 2016; and

•	As noted above, improved our operating efficiency ratio to 38.4 percent in 2017, absent the impact of the Tax Act and the reduction in indemnified uncertain tax positions, from 40.1 percent in 2016.

Our management, our NGC Committee, and the NGC Committee’s independent compensation consultant have worked together to formulate short-term and long-term incentive plans that are directly tied to those performance metrics that are the key drivers of our strategic success.  We believe that our executive compensation program and its various components are well-designed to support the creation of shareholder value.

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